Exhibit 99.1

For Immediate Release

For more information contact:	Annie Leschin
StreetSmart Investor Relations
415-775-1788
or
David I. Rosenthal
UQM Technologies, Inc.
303-682-4900

UQM Technologies Reports Fourth Quarter and
Fiscal Year 2015 Operating Results

LONGMONT, COLORADO, MAY 28, 2015 - UQM TECHNOLOGIES, INC. (NYSE MKT: UQM), a  developer of alternative energy technologies, today announced operating results for the fourth quarter and fiscal year ended March 31, 2015. Total revenue for the quarter was $1.0 million, the same as the fourth quarter last year. Net loss for the fourth quarter was $1.3 million, or $0.03 per common share. This compares to a net loss of $1.4 million, or $0.04 per common share for the same period last year.

For the year ended March 31, 2015, total revenue was $4.0 million compared to $7.0 million in the prior year. Net loss was $6.0 million, or $0.15 per common share versus $2.8 million, or $0.07 per common share in the year ended March 31, 2014. As of March 31, 2015, cash was $6.6 million and working capital was $15.6 million versus $10.2 million and $20.1 million last year, respectively.

“Fourth quarter revenue grew 25% over last quarter, reflecting some improvement in our customers’ ordering cycles,” said Eric R. Ridenour, UQM Technologies’ President and Chief Executive Officer. ”Our primary focus is centered on our strategic business development in China where we see the greatest opportunity for our offerings at present. Having recently signed a long-term agreement with the KESHI Group and with on-going discussions with other parties to secure volume production contracts, we are making significant inroads into this market as customers recognize the clear advantages of our products.”

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss operating results for the quarter and year ended March 31, 2015. To attend the conference call, please dial 1-888-241-0326 approximately ten minutes before the

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

conference is scheduled to begin and provide the passcode “47696708” to access the call. International callers should dial 1-647-427-3411.  For anyone who is unable to participate in the conference, a recording will be available for 7 days beginning at 6:30 p.m. Eastern Time today. To access the playback call 1-855-859-2056 and enter replay code “47696708#”. International callers should dial +1-404-537-3406.

About UQM

UQM Technologies is a developer and manufacturer of power-dense, high-efficiency electric motors, generators and power electronic controllers for the commercial truck, bus, automotive, marine, military and industrial markets. A major emphasis for UQM is developing propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles. UQM is TS 16949 and ISO 14001 certified and located in Longmont, Colorado.

This Release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations; including those plans, beliefs and expectations of our management with respect to, among other things, new product developments, future orders to be received from our customers, sales of products from inventory, future financial results, liquidity and the continued growth of the electric-powered vehicle industry. Important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are contained in our annual report on Form 10-K for the fiscal year ended March 31, 2015 filed today, which is available through our website at www.uqm.com  or at www.sec.gov.

###Tables Attached###

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

UQM TECHNOLOGIES, INC.

AND SUBSIDIARIES

Consolidated Statements of Operations

	Quarter Ended March 31,		Year Ended March 31,
	2015	2014	2015	2014
	(unaudited)	(unaudited)
Revenue:
Product sales	$954,493	$785,018	$3,218,616	$6,136,305
Contract services	89,289	230,464	797,128	909,895
	1,043,782	1,015,482	4,015,744	7,046,200
Operating costs and expenses:
Costs of product sales	778,532	474,798	2,101,610	3,609,028
Costs of contract services	130,236	190,271	798,038	743,068
Research and development	913,771	61,035	1,131,159	219,887
Production engineering	179,683	1,793,230	3,406,923	4,644,646
Reimbursement of costs under DOE grant	(88,439)	(1,049,168)	(1,901,109)	(3,625,853)
Selling, general and administrative	1,303,764	1,064,204	5,337,795	5,143,864
(Recovery) impairment of assets	-	(141,835)	-	(868,475)
(Gain) loss on disposal of long-lived asset	1,219	2,570	1,219	(37,462)
	3,218,766	2,395,105	10,875,635	9,828,703

Loss before other income	(2,174,984)	(1,379,623)	(6,859,891)	(2,782,503)

Other income:
Interest income	182	378	12,306	1,787
Other	858,488	537	859,055	7,472
	858,670	915	871,361	9,259

Net loss	$(1,316,314)	$(1,378,708)	$(5,988,530)	$(2,773,244)

Net loss per common share - basic and diluted	$(0.03)	$(0.04)	$(0.15)	$(0.07)
Weighted average number of shares
of common stock outstanding -
basic and diluted	39,999,984	38,653,221	39,940,795	37,253,066

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

UQM TECHNOLOGIES, INC.

AND SUBSIDIARIES

Consolidated Balance Sheets

	March 31, 2015	March 31, 2014
Assets
Current assets:
Cash and cash equivalents	$6,585,703	$10,247,112
Short-term investments	-	63,029
Accounts receivable	522,417	960,419
Other receivable	855,000	-
Costs and estimated earnings in excess of billings on
uncompleted contracts	49,917	341,255
Inventories	9,354,053	10,054,422
Prepaid expenses and other current assets	266,448	263,988
Total current assets	17,633,538	21,930,225

Property and equipment, at cost:
Land	1,683,330	1,683,330
Building	4,516,301	4,516,301
Machinery and equipment	7,037,200	7,706,066
	13,236,831	13,905,697
Less accumulated depreciation	(6,410,242)	(6,337,924)
Net property and equipment	6,826,589	7,567,773

Patent costs, net of accumulated amortization of $895,227 and $878,707,
respectively	239,043	227,015
Trademark costs, net of accumulated amortization of $73,018 and $68,718,
respectively	102,823	107,123
Other assets	-	2,997
Total assets	$24,801,993	$29,835,133

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$398,568	$386,293
Other current liabilities	1,544,971	1,491,745
Billings in excess of costs and estimated earnings on
uncompleted contracts	84,444	-
Total current liabilities	2,027,983	1,878,038

Other long-term liabilities	445,024	182,100

Total liabilities	2,473,007	2,060,138

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares
authorized; 39,999,984 and 39,777,767 shares
issued and outstanding, respectively	400,000	397,778
Additional paid-in capital	121,866,061	121,325,762
Accumulated deficit	(99,937,075)	(93,948,545)
Total stockholders’ equity	22,328,986	27,774,995
Total liabilities and stockholders’ equity	$24,801,993	$29,835,133

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UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901